Exhibit 99.1

Press Release Dated April 12, 2006

April 12, 2006

FARMERS CAPITAL BANK CORPORATION HAS REACHED AN AGREEMENT TO
ACQUIRE CITIZENS NATIONAL BANCSHARES, INC.

Frankfort, Kentucky- Farmers Capital Bank Corporation (NASDAQ: FFKT) (“Farmers”) has announced the signing of an Agreement and Plan of Merger (the “Agreement”) with Citizens National Bancshares, Inc. (“Citizens”) whereby Citizens would be merged into a subsidiary of Farmers in a cash and stock transaction valued at $30,000,000. Citizens is the parent corporation of Citizens National Bank of Jessamine County, Nicholasville, Kentucky which following the transaction will continue operations under the same name.

Commenting on the proposed acquisition, Tony Busseni, President of Farmers, stated, “We are pleased and excited with the opportunity to become affiliated with the Citizens management team and Board of Directors and become partners with them in the growth of this vibrant organization in an expanding banking market.”

Ben Brown, President of Citizens, said, “We have enjoyed a truly beneficial banking relationship with Farmers since our opening in July 1996. We are enthused about the merger and excited with the opportunities that will be available to our customers through a broader range of new and enhanced services. We believe that this strategic partnership will offer both our shareholders an enhanced value for their investment and our employees an improved benefit program. Most importantly, our customers will continue to see the same quality service that they have become accustomed while still being provided by the same dedicated staff.”

Pending the required approvals from the appropriate regulatory authorities and subject to the satisfaction of the conditions set forth in the definitive agreement, this transaction is expected to close during the third quarter of 2006. As of March 31, 2006, Citizens had total deposits of $138,000,000.

Farmers is a financial holding company headquartered in Frankfort, Kentucky. The company operates 34 banking locations in 23 communities throughout Kentucky, a mortgage company, a leasing company, a data processing company and an insurance company and had total deposits of $1,347,000,000 as of March 31, 2006. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Capital Markets under the symbol FFKT.

Citizens is a bank holding company headquartered in Nicholasville, Kentucky. Citizens National Bank of Jessamine County operates four offices located in Jessamine County, Kentucky.

Certain statements contained in this news release, including without limitation statements including the words “believes,” “anticipates,” “intends,” “pending,” “would,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the parties to be materially different from any future results, performance or achievements of the parties expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in the press release. Given these uncertainties, current shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The parties disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.